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                                                                  EXHIBIT (9)(a)

                            ADMINISTRATION AGREEMENT
                           CONESTOGA FAMILY OF FUNDS

      THIS AGREEMENT is made as of this 1st day of May 1995, by and between the Conestoga Family of Funds (the "Trust"), a Massachusetts business trust, and SEI Financial Management Corporation (the "Administrator"), a Delaware corporation.

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares; and

         WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management, shareholder services and administrative services to such portfolios of the Trust as the Trust and the Administrator may agree on (the "Portfolios") and as listed on the schedules attached hereto (the "Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         ARTICLE 2. Other Administrative Services. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall provide the Trust with regulatory reporting and blue sky filings, fund accounting and related portfolio accounting services, all necessary office space, equipment (including back-up facilities in the event of equipment or systems failure), personnel compensation and facilities (excluding facilities for Shareholders' and Trustees' meetings held outside Pennsylvania) for handling




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the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder.

  Without limiting the generality of the foregoing, the Administrator shall:

         (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

         (b) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, proxy materials;

         (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's shares with state securities authorities and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

         (d) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings;

         (e) administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, and transfer agent;

         (f) maintain the Trust's general ledger and prepare the Trust's financial statements, including expense accruals and payments, and on each business day determine the net asset value and per share offering price of the Trust's assets and of the Trust's shares;

         (g)     prepare and file the Trust's federal and state tax returns;

         (h) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;





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         (i)     provide internal legal and administrative services as
                 reasonably requested by the Trust from time to time;

         (j) assist with the design, development, and operation of the Trust, including new portfolio and class investment objectives, policies and structure;

         (k) provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

         (l) advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs;

         (m) obtain and keep in effect fidelity bonds and Trustees and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

         (n) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

         (o) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

         (p) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2;

         (q) calculate and pay dividends and capital gain distributions to be paid to each Portfolio's shareholders in conformity with subchapter M of the Internal Revenue Code;

         (r)     pay all expenses payable by the Company;

         (s) prepare such reports relating to the business and affairs of the Portfolio (not otherwise appropriately prepared by the Trust's investment adviser, counsel or auditors) as the Trustees of the Trust may from time to time reasonably request in connection with performance of their duties;

         (t) provide reviews and quarterly compliance reports to the Trustees regarding all applicable regulatory and operating requirements;





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         (u)     mail the annual reports of the Portfolios; prepare an annual list of shareholders; and mail notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses;

         (v) answer such correspondence and inquiries from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence and inquiries as may from time to time on such terms as may be mutually agreed upon between the Administrator and the Trust;

         (w)     regarding foreign investments:

(1)      Regulatory Compliance.

         (A) Obtain the Custodian's 17f-5 package for the Trust's Board regarding sub-custodian and selected countries for investment.

         (B) Coordinate Board approval of selected countries and subsequent completion of sub-custodial documents.

(2)      Financial Reporting.

         (A) Monitor and review tax reclaims chronologically, by country and type; report on same to Trust management.
                 a. File/complete tax withholding documents, as supplied by the custodian.



         (B)     Monitor procedures for timely and accurate pricing.

         (C) Review and monitor treatment of currency gain/loss and capital gain/loss.
                 a.       Section 988 transactions.
                 b.       Section 1256 contracts.

(3)      Tax Reporting.

      (A)     Determine tax treatment of foreign investments and their impact on
                 a. Subchapter M tests-- e.g. diversification, qualified income, 30% tests.
                 b.       Taxable income and capital gains.

         (B)     Calculate distributions to shareholders.
                 a. Monitor character and impact of realized currency gain/loss on distribution amount.





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         (C)     Calculate income and expenses by country in order to determine foreign tax credit available to shareholders.


Also, the Administrator will perform other services for the Trust as agreed from time to time at the request of the Board of Trustees, including, but not limited to performing internal audit examinations.

         ARTICLE 3.       Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for outside legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the cost of custodial services, the cost of pricing services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.


ARTICLE 4.       Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in the Schedules. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Trust shall also reimburse the Administrator for its reasonable out of pocket expenses.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.





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         (B) Compensation from Transactions.  The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11 (a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

         (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

         The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the written opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests so long as its services hereunder are not hindered thereby. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.





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         ARTICLE 7.       Duration of this Agreement.This Agreement shall
remain in effect for three years after the date of the Agreement. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of two years each, provided, that each such continuance is specifically approved (a) by the vote of a majority of those members of the Company's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Company's Board of Trustees, and provided further, that the failure to obtain specific approval of continuance as aforesaid shall cause this Agreement to terminate 90 days after the end of the initial three-year period or the last two-year period which was specifically approved as aforesaid.

         Notwithstanding the foregoing, in the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may terminate this Agreement immediately.

         If either party terminates this Agreement other than in accordance with the foregoing, such party shall forthwith pay the other party such damages for breach of this Agreement as are provided by law.

         This Agreement shall not be assignable by either party without the written consent of the other party and neither party will delegate its responsibilities to any other person without the written approval of the other party.

         ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

         For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust, By-Laws or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

         ARTICLE 9. Trustees' Liability. The names "Conestoga Family of Funds" and "Trustees of Conestoga Family of Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated August 1, 1989 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Conestoga Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, represenatives or agents are made not individually, but in such capacities, and are not binding upon any





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of the Trustees, Shareholders, represenatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         The Administrator agrees on behalf of itself and its directors, officers, employees, and agents to treat confidentially and as proprietary information of the Trust all non-public records and other non-public information relative to the Trust and prior, present or potential Shareholders of the Trust (and clients of said Shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. The Administrator shall not be required to obtain the prior approval of the Trust to disclose proprietary information in connection with a regulatory examination or audit.

         ARTICLE 11. Definitions of Certain Terms. The terms "assignment", "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, to Thomas J. Taylor, 1015 Darby Drive, Yardley, PA 19067 with a copy to Meridian Investment Company, 55 Valley Stream Parkway, Malvern, PA 19355, Attention, President, and if to the Administrator at 680 East Swedesford Road, Wayne, PA 19087-1658.

         ARTICLE 13. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 14. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.





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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


CONESTOGA FAMILY OF FUNDS

By:           [SIG]
   ----------------------------------------

Attest:       [SIG]
       ---------------------------




SEI FINANCIAL MANAGEMENT CORPORATION

By:           [SIG]
   ----------------------------------------

Attest:       [SIG]
       ---------------------------





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                                    SCHEDULE
                        TO THE ADMINISTRATION AGREEMENT
                               DATED MAY 1, 1995
                                    BETWEEN
                           CONESTOGA FAMILY OF FUNDS
                                      AND
                      SEI FINANCIAL MANAGEMENT CORPORATION


Fees: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered to the Conestoga Cash Management, Tax-Free, U.S. Treasury Securities, Equity, International Equity, Special Equity, Bond, Intermediate Income, Pennsylvania Tax-Free Bond, Short-Term Income and Balanced Funds (the "Portfolios") at an annual rate of .17% of the average daily net assets of each Portfolio, which is calculated daily and paid monthly. All subsequent portfolios will be subject to a minimum annual fee of $60,000 (domestic portfolios) and $80,000 (international portfolios). An additional minimum fee of $15,000 for each class of shares in excess of two classes will be imposed on all current and future portfolios.





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